      As filed with the Securities and Exchange Commission on April 3, 1998
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         SYKES ENTERPRISES, INCORPORATED
             (Exact name of registrant as specified in its charter)

               Florida                                56-1383460
------------------------------------    --------------------------------------
    (State or other jurisdiction         (I.R.S. Employer Identification No.)
  of incorporation or organization)

            100 North Tampa Street, Suite 3900, Tampa, Florida 33602,
                           Telephone: (813) 274-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                SCOTT J. BENDERT
       Sr. Vice President--Finance, Treasurer, and Chief Financial Officer
                         Sykes Enterprises, Incorporated
            100 North Tampa Street, Suite 3900, Tampa, Florida 33602,
                           Telephone: (813) 274-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                             MARTIN A. TRABER, ESQ.
                                 Foley & Lardner
            100 North Tampa Street, Suite 2700, Tampa, Florida 33602,
                           Telephone: (813) 229-2300

              Approximate date of commencement of proposed sale to
                  the public: As soon as practicable after this
                    registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                 Proposed          Proposed
                                                  Maximum          Maximum
  Title of Each Class of        Amount to be   Offering Price      Aggregate         Amount of
Securities to be Registered      Registered     Per Share(1)     Offering Price  Registration Fee
--------------------------------------------------------------------------------------------------
Common Stock, $.01 par value     3,537,882        $21.00         $74,295,522         $21,918
==================================================================================================



(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices on March 31, 1998, of the Registrant's Common Stock as reported on the Nasdaq National Market.

                                     LEGEND


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                                                           Subject to completion
                                                                   April 3, 1998




                         SYKES ENTERPRISES, INCORPORATED

                                3,537,882 SHARES
                          COMMON STOCK, $.01 PAR VALUE





         This Prospectus relates to shares of Common Stock of Sykes Enterprises, Incorporated ("Sykes" or the "Company") which may be offered for sale from time to time for the account of certain stockholders of the Company (the "Selling Stockholders"). Shares may be offered until December 31, 1998 [one year after the date of issuance of the shares subject to this Prospectus] for the account of the Selling Stockholders. See "The Offering." The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SYKE." On April ___, 1998, the last reported sale price of the Common Stock was $______ per share.

              -----------------------------------------------------



         The distribution of shares of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the Common Stock may then be listed in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

         All expenses of the registration of the Common Stock covered by this Prospectus will be borne by the Company pursuant to preexisting agreements, except that the Company will not pay (i) any Selling Stockholder's underwriting discounts or selling commissions, (ii) transfer taxes or (iii) fees and expenses of any Selling Stockholder's counsel exceeding $5,000 in the aggregate.

         SEE "RISK FACTORS" AT PAGE 5 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

              -----------------------------------------------------



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                THE DATE OF THIS PROSPECTUS IS [APRIL ___], 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Washington, D.C., at prescribed rates. In addition, the Company's Common Stock is quoted on the Nasdaq National Market of The Nasdaq Stock Market (the "Nasdaq National Market") and reports, proxy statements and other information filed by the Company with the Nasdaq National Market may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

         In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov.

         This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, to which reference is hereby made.


                                INCORPORATION OF
                         CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be deemed to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are incorporated by reference therein). Requests for such copies should be directed to Sykes Enterprises, Incorporated, 100 North Tampa Street, Suite 3900, Tampa, Florida 33602, Attention: Scott J. Bendert, Senior Vice President--Finance, Treasurer, and Chief Financial Officer, Telephone (813) 274-1000.

                                  THE OFFERING

         Up to 3,537,882 shares may be offered from time to time for the account of the Selling Stockholders until December 31, 1998. See "Selling Stockholders." The Company will not receive any proceeds from the sale of shares covered by this Prospectus. The Company's Common Stock is traded in the Nasdaq National Market under the symbol "SYKE."

                                   THE COMPANY

         The Company is a leading provider of information technology outsourcing services throughout North America, Europe, Africa, and The Philippines. Through its 20 state-of-the-art technical support call centers ("IT call centers"), the Company provides services to leading computer hardware and software companies by providing technical support services to end users of their products, and to major companies by providing corporate help desk and other support services. Through its staff of technical professionals, the Company also provides software development and related services to large corporations, on a contract or temporary staffing basis, including software design, development, integration and implementation; systems support, maintenance, and documentation; foreign language translation; and software localization. The integration of these services enables Sykes's customers to outsource a broad range of their information technology services needs to the Company. Sykes's customers include Adobe Systems, Apple Computer, Compaq, Disney, Gateway, Hewlett Packard, IBM, Monsanto, NationsBank, and Tech Data Corporation ("Tech Data").

         In 1993, Sykes began providing technical product support to leading computer hardware and software companies through the Company's IT call centers. From two domestic and one European IT call centers at the end of 1994, Sykes has grown to nine domestic IT call centers and 11 overseas IT call centers as of December 1997.

         All of Sykes's nine domestic IT call centers have been built by the Company and are modeled after the same prototype, which enables Sykes to construct new IT call centers rapidly and cost effectively. The Company's strategy of locating its domestic IT call centers in smaller communities, typically near a college or university, has enabled it to benefit from a relatively lower cost structure and a technically proficient, stable work force. The Company's domestic call centers are located in Colorado, Florida, Kansas, North Dakota, Oklahoma, and Oregon. Through its IT call centers located in Sweden, The Netherlands, France, Germany, South Africa, Scotland, Ireland, and The Philippines, Sykes provides information technology support and translation services to its multinational customers. The Company also maintains 20 branch offices located in metropolitan areas of the United States, Europe, Africa and The Philippines, giving the Company the ability to offer a broad range of professional services on a local basis, and respond to changing market demands in each geographical area served. Each branch office is responsible for staffing the professional personnel needs of customers within its geographic region and customers referred from other branch offices based on specialized needs.

         During 1997, Sykes increased its services and expanded its customer base through strategic acquisitions of Telcare Telekommunikations--Mehrwertdieste mbH of Wilhelmshaven, Germany, on June 16, 1997, TAS Telemarketing Gesellschaft fur Kommunikation und Dialog mbH of Bochum, Germany on September 25, 1997, TAS Hedi Fabinyi GmbH of Stuttgart, Germany on September 25, 1997, and McQueen International Limited of Galashiels, Scotland ("McQueen") on December 31, 1997. With the acquisition of McQueen, Sykes has grown to an organization of more than 6,500 employees across 40 worldwide locations, providing IT support services at all stages in the life cycle of their products and services--from initial development to documentation and training to end-user support. Sykes also provides diagnostic capabilities and retail software applications and support for back-office and point-of-sale customers.

         Sykes also expanded its services and increased its IT call center capabilities through strategic alliances. By combining technology acquired in 1996 with technology developed jointly pursuant to its May 1997 alliance with SystemSoft Corporation, a leading vendor of remote diagnostic tools for software products, Sykes has introduced electronic technical support center ("ETSC") services that integrate hardware and software diagnostics with call avoidance capabilities. The Company's ETSC diagnostic tools provide a comprehensive solution for end users of computer hardware and software products. Through its ETSC services, end users can (i) work with an Sykes call center agent to expedite problem resolution utilizing communications protocols that allow for voice and data communications over a single telephone line, (ii) forward a request for assistance from an Sykes call center agent via the internet, or
(iii) diagnose and solve their technical hardware or software problems without the assistance of an Sykes call center agent. The Company believes that its ETSC services will provide it direct access to broader markets, including post-warranty support services for home and small business users.

         In addition to ETSC services, Sykes expanded its IT call center utilization capabilities through its July 1997 agreement with Tech Data to provide technical product support services to customers of Tech Data's network of 35,000 computer product resellers. Sykes believes that this arrangement will enable the Company to reach end users of computer hardware and software products through an established distribution channel.

         The Company's growth of its technical staffing, software development and documentation and software translation services has been additionally supplemented by Sykes's acquisition in March 1997 of Info Systems of North Carolina, Inc., a provider of software and support to national high volume retail chains. Sykes believes that its ability to work in partnership with its customers during the life cycle of their information technology products and systems, from software design and systems implementation, through technical documentation and foreign language translation, to end-user technical product support, gives it a competitive advantage to become a preferred provider of outsourced IT services to its customers. In particular, the Company seeks to broaden its IT outsourcing customer base in the retail, financial services, healthcare and telecommunications industries.

         The Company believes that outsourcing by information technology companies and companies with information technology needs will continue to grow as businesses focus on their core competencies rather than nonrevenue producing activities. Additionally, rapid technological changes, significant capital requirements for state-of-the-art technology, and the need to integrate and update complex information technology systems spanning multiple generations of hardware and software components make it increasingly difficult for businesses to maintain cost-effective, quality information technology services in-house. To capitalize on this trend toward outsourcing, the Company has developed a strategy which includes the following key elements:

         - rapidly expand information technology support services revenues through additional IT call centers in the United States and abroad;

         - market the Company's expanded array of services to existing customers to position Sykes as a preferred vendor of outsourced information technology support services;

         - establish a competitive advantage through the Company's proprietary, sophisticated technological capabilities; and

         - expand its customer base through strategic alliances and selective acquisitions.

         Sykes also expanded its services to the health care industry through its formation and funding with HealthPlan Services Corporation ("HPS") of Sykes HealthPlan Services, Inc. ("SHPS") in December 1997. The new company, SHPS, is owned 50% by Sykes and 50% by HPS. SHPS will provide care management services, technology solutions, customer services and outsourcing capabilities to the health care and insurance industries. Through its technology solutions and call center based operations, SHPS will provide various managed care services to a large population of users interested in controlling medical loss ratios. In particular, SHPS will seek to provide utilization, demand, disease, and disability management to its target markets, which include large self-funded employers as well as traditional health insurance carriers, HMOs, integrated provider systems and third party administrators.

         The Company believes the majority of its growth is attributable to its opening of additional IT call centers and the execution of its acquisition strategy. There can be no assurance, however, that the Company will continue to experience the same level of success in the opening of additional IT call centers or that it will be able to find suitable entities which will enable it to continue the execution of its acquisition strategy.

         The Company was founded in 1977 in North Carolina and moved its headquarters to Florida in 1993. In March 1996, the Company changed its state of incorporation from North Carolina to Florida. Unless the context requires otherwise, references to "Sykes" or the "Company" means Sykes Enterprises, Incorporated and its consolidated subsidiaries. The Company's executive offices are located at 100 North Tampa Street, Suite 3900, Tampa, Florida 33602, and its telephone number is (813) 274-1000.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK. CERTAIN MATTERS DISCUSSED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, THERE CAN BE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S CURRENT EXPECTATIONS INCLUDE THE LOSS OF A SIGNIFICANT CUSTOMER; THE INABILITY OF THE COMPANY TO MANAGE ITS GROWTH; RISKS ASSOCIATED WITH THE COMPANY'S INTERNATIONAL OPERATIONS, GENERAL ECONOMIC CONDITIONS, AND THE OTHER RISKS SET FORTH BELOW.

RECENT ACQUISITIONS AND IMPLEMENTATION OF ACQUISITION STRATEGY

         During the 12 months ended December 31, 1997, the Company completed five acquisitions and intends to pursue other acquisitions. There can be no assurance that it will be able to successfully integrate the operations and management of recent acquisitions and future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on the Company, including: (i) the diversion of management's attention to the assimilation of the businesses to be acquired; (ii) the risk that the acquired businesses will fail to maintain the quality of services that the Company has historically provided; (iii) the need to implement financial and other systems and add management resources; (iv) the risk that key employees of the acquired business will leave after the acquisition; (v) potential liabilities of the acquired business; (vi) unforeseen difficulties in the acquired operations; (vii) adverse short-term effects on the Company's operating results; (viii) lack of success in assimilating or integrating the operations of acquired businesses with those of the Company; (ix) the dilutive effect of the issuance of additional equity securities; (x) the incurrence of additional debt; and (xi) the amortization of goodwill and other intangible assets involved in any acquisitions that are accounted for using the purchase method of accounting. There can be no assurance that the Company will successfully implement its acquisition strategy. Furthermore, there can be no assurance any acquisition will achieve levels of revenue and profitability or otherwise perform as expected, or be consummated on acceptable terms to enhance shareholder value.

ABILITY TO MANAGE GROWTH

         The Company has rapidly expanded its operation since it began providing information technology support services through its IT call centers in 1994 and anticipates continued growth to be driven by industry trends toward outsourcing of such services. The continued growth of the Company's customer base and expansion of the scope of services offered by it can be expected to continue to place a significant strain on its resources. These resources could be further strained from the opening of new IT call centers and the necessity to successfully attract and retain qualified management personnel to manage the growth and operations of the Company's business. There can be no assurance that the Company will have sufficient resources or otherwise be able to maintain its historic rate of growth or to maintain the quality of its services.

RAPID TECHNOLOGICAL CHANGE

         The market for information technology services is characterized by rapid technological advances, frequent new product introductions and enhancements, and changes in customer requirements. The Company's future success will depend in large part on its ability to service new products, platforms and rapidly changing technology. These factors will require the Company to provide adequately trained personnel to address the increasingly sophisticated, complex and evolving needs of its customers. Its ability to capitalize on its acquisitions will depend on its ability to (i) continually enhance software and services and (ii) adapt such software to new hardware and operating system requirements. Any failure by the Company to anticipate or respond rapidly to technological advances, new products and enhancements, or changes in customer requirements could have a material adverse effect on it.

DEPENDENCE ON KEY CUSTOMERS

         Revenue from a single customer comprised 13%, 13%, and 11% of the Company's consolidated revenues for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's largest ten customers accounted for approximately 45% of the Company's consolidated revenues in 1997. Generally, the Company's contracts are cancelable by each customer at any time or on short term notice, and customers may unilaterally reduce their use of the Company's services under such contracts without penalty. The Company's loss of (or the failure to retain a significant amount of business with) any of its key customers could have a material adverse effect on the Company.

DEPENDENCE ON QUALIFIED PERSONNEL

         The Company's business is labor intensive and places significant importance on its ability to recruit and retain qualified technical and professional personnel. It generally experiences high turnover of its personnel and is continuously required to recruit and train replacement personnel as a result of a changing and expanding work force. Additionally, demand for qualified professionals conversant with certain technologies is intense and may outstrip supply as new and additional skills are required to keep pace with evolving computer technology. There can be no assurance that the Company will be successful in attracting and retaining the personnel its requires to conduct its operations successfully. Failure to attract and retain such personnel could have a material adverse effect on the Company.

RELIANCE ON TECHNOLOGY AND COMPUTER SYSTEMS

         The Company has invested significantly in sophisticated and specialized telecommunications and computer technology, and has focused on the application of this technology to meet its clients' needs. It anticipates that it will be necessary to continue to invest in and develop new and enhanced technology on a timely basis to maintain its competitiveness. Significant capital expenditures may be required to keep its technology up-to-date. Investments in technology, including future investments in upgrades and enhancements to software, may not necessarily maintain the Company's competitiveness. The Company's future success will also depend in part on its ability to anticipate and develop information technology solutions which keep pace with evolving industry standards and changing client demands. In addition, the Company's business is highly dependent on its computer and telephone equipment and software systems, and the temporary or permanent loss of such equipment or systems, through casualty, operating malfunction or otherwise, could have a material adverse effect on it.

DEPENDENCE ON TREND TOWARD OUTSOURCING

         The Company's business and growth depend in large part on the industry trend toward outsourcing information technology services. There can be no assurance that this trend will continue, as organizations may elect to perform such services in-house. A significant change in the direction of this trend could have a material adverse effect on the Company.

EMERGENCY INTERRUPTION OF IT CALL CENTER OPERATIONS

         The Company's operations are dependent upon its ability to protect its IT call centers and its information databases against damages that may be caused by fire, power failure, telecommunications failures, unauthorized intrusion, computer viruses and other emergencies. The Company has taken precautions to protect itself and its customers from events that could interrupt delivery of its services. These precautions include off-site storage of backup data, fire protection and physical security systems, rerouting of telephone calls to one or more of its other IT call centers in the event of an emergency, backup power generators and a disaster recovery plan. The Company also maintains business interruption insurance in amounts it considers adequate. Notwithstanding such precautions, there can be no assurance that a fire, natural disaster, human error, equipment malfunction or inadequacy, or other event would not result in a prolonged interruption in the Company's ability to provide support services to its customers. Such an event could have a material adverse effect on the Company.

INTERNATIONAL OPERATIONS AND EXPANSION

         At December 31, 1997, the Company's international operations were conducted from eleven IT call centers located in Sweden, The Netherlands, France, Germany, South Africa, Scotland, Ireland, and The Philippines. Revenues from foreign operations for the years ended December 31, 1996 and December 31, 1997 were 40.3% and 38.1% of consolidated revenues, respectively. The Company intends to continue its international expansion. International operations are subject to certain risks common to international activities, such as changes in foreign governmental regulations, tariffs and taxes, import/export license requirements for the Company's software, the imposition of trade barriers, difficulties in staffing and managing foreign operations, political uncertainties, longer payment cycles, foreign exchange restrictions that could limit the repatriation of earnings, possible greater difficulties in accounts receivable collection, potentially adverse tax consequences, and economic instability.

         The Company conducts business in various foreign currencies and is therefore subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are committed and the date that they are consummated. The Company also is subject to certain exposures arising from the translation and consolidation of the financial results of its foreign subsidiaries. The Company has from time to time taken limited actions to attempt to mitigate the Company's foreign transaction exposure. However, there can be no assurance that actions taken to manage such exposure will be successful or that future changes in currency exchange rates will not have a material impact on the Company's future operating results. The Company does not hedge either its translation risk or its economic risk.

         There can be no assurance that one or more of such factors or other factors relating to international operations will not have a material adverse effect on the Company's business, results of operations or financial condition.

COMPETITION

         The industry in which the Company competes is extremely competitive and highly fragmented. While many companies provide information technology services, the Company believes no one company is dominant. There are numerous and varied providers of such services, including firms specializing in call center operations, temporary staffing and personnel placement companies, general management consulting firms, divisions of large hardware and software companies and niche providers of information technology services, many of whom compete in only certain markets. The Company's competitors include many companies who may possess substantially greater resources, greater name recognition and a more established customer base than it does. In addition, the services offered by the Company historically have been provided by in-house personnel. There can be no assurance that the Company will be able to compete successfully against existing or potential new competitors as the industry continues to evolve.

         Many of the Company's large customers purchase information technology services primarily from a limited number of preferred vendors. The Company has experienced and continues to anticipate significant pricing pressure from these customers in order to remain a preferred vendor. These companies also require vendors to be able to provide services in multiple locations. Although the Company believes it can effectively meet its customers' demands, there can be no assurance that it will be able to compete effectively with other information technology services companies.

RISKS ASSOCIATED WITH SOFTWARE DEVELOPMENT

         DEPENDENCE ON NEW PRODUCTS AND ADAPTATION TO TECHNOLOGICAL CHANGE. The computer software industry is subject to rapid technological change often evidenced by new competing products and improvements in existing products. The Company depends on the successful development of new products, including upgrades of existing products, to replace revenues from products introduced in prior years that have begun to experience reduced revenues. If the Company's leading products become outdated and lose market share or if new products or existing product upgrades are not introduced when planned or do not achieve the revenues anticipated by the Company, the Company's operating results could be adversely affected. Even with normal development cycles, the market environment can change so quickly that features in certain products can become outdated soon after market introduction. These events may occur in the future and may have an adverse effect on future revenues and operating results.

         COMPETITION. The personal computer market is intensely competitive, subject to strategic alliances of hardware and software companies and characterized by rapid changes in technology and frequent introductions of new products and features. The Company's competitors include developers of operating systems, applications and utility software vendors and personal computer manufacturers that develop their own software products. The Company's current revenues and profitability are dependent on the viability of the Microsoft Windows and DOS operating systems. The Company expects to encounter continued competition both from established companies and from new companies that are now developing, or may develop, competing products. Many of the Company's existing and potential competitors have financial, marketing and technological resources significantly greater than those of the Company.

         Future competitive product releases may cause disruptions in orders for the Company's software products while users and the marketplace evaluate the competitive products. The extent of the disruption in orders and the impact on future orders of the Company's products will depend on various factors that are not fully known at this time, including the level of functionality, performance and features included in the final release of these competitive products and the market's evaluation of competitive products compared to the then current functionality, performance and features of the Company's products.

         The Company anticipates that the type and level of competition experienced to date will continue and may increase and that future sales of its software products will be dependent upon the Company's ability to timely and successfully develop or acquire new software products or enhanced versions of its existing products, and to demonstrate to the user a need for the Company's products while developers of operating systems and competitive software products continue to enhance their products. To the extent that operating system enhancements, competitive products or bundling of competitive products with operating systems or computer hardware reduce the number of users who perceive a benefit from the Company's products, sales of the Company's software products in the future would be adversely impacted.

         PRODUCT RETURNS. Like other manufacturers of package software products, the Company is exposed to the risk of product returns from distributors and reseller customers. Although the Company believes that it provides adequate allowances for returns, there can be no assurance that actual returns in excess of recorded allowances will not result in an adverse effect on business, operating results and financial condition.

         DEPENDENCE ON AND INTENSE COMPETITION FOR KEY PERSONNEL. Recruitment of personnel in the computer software industry is highly competitive. The Company's success in this product area depends to a significant extent upon the performance of its executive officers and other key personnel. The loss of the services of key individuals could have an adverse effect on the Company. The Company's future success will depend in part upon its continued ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

         PATENTS AND PROPRIETARY INFORMATION. The Company provides its products to end users under a nonexclusive, nontransferable license. Under the Company's current form of software license agreement, software is to be used solely for internal operations on designated computers at specified sites. The ability of software companies to enforce such licenses has not been finally determined and there can be no assurance that misappropriation will not occur.

         The extent to which United States and foreign copyright and patent laws protect software as well as the enforceability of end user licensing agreements has not been fully determined. In addition, changes in the interpretation of copyright and patent laws could expand or reduce the extent to which the Company or its competitors are able to protect their software and related intellectual property.

         Because the computer industry is characterized by technological changes, the policing of the unauthorized use of computer software is a difficult task. Software piracy is expected to continue to be a persistent problem for the packaged software industry. Despite steps taken by the Company to protect its software products, third parties still may make unauthorized copies of the Company's products for their own use or for sale to others. These concerns are particularly acute in certain international markets. The

Company believes that the knowledge, abilities and experience of its employees, its timely product enhancements and upgrades and the availability and quality of its support services provided to users are more significant factors in protecting its software products than patent, trade secret and copyright protection laws.

DEPENDENCE ON SENIOR MANAGEMENT

         The success of the Company is largely dependent upon the efforts, direction and guidance of its senior management. Although it has entered into employment and noncompetition agreements with its executive officers, its continued growth and success also depends in part on its ability to attract and retain qualified managers, and on the ability of its executive officers and key employees to manage its operations successfully. The loss of John H. Sykes, Chairman of the Board, President and Chief Executive Officer, or the Company's inability to attract, retain or replace key management personnel in the future, could have a material adverse effect on it.

CONTROL BY PRINCIPAL SHAREHOLDER; ANTI-TAKEOVER CONSIDERATIONS

         As of December 31, 1997, John H. Sykes, the Company's founder and Chairman of the Board, beneficially owned approximately 47.6% of the Company's outstanding Common Stock. As a result, Mr. Sykes will be able to elect the Company's directors and determine the outcome of other matters requiring shareholder approval. The voting power of Mr. Sykes, together with the staggered Board of Directors and the anti-takeover effects of certain provisions contained in both the Florida Business Corporation Act and in the Company's Articles of Incorporation and Bylaws (including, without limitation, the ability of the Board of Directors to issue shares of Preferred Stock and to fix the rights and preferences thereof), may have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares.

VOLATILITY OF STOCK PRICE

         The Common Stock has experienced significant volatility, as well as a significant increase in market price, since the Company's initial public offering in April 1996. The market for securities of technology companies historically has been more volatile than the market for stocks in general. The trading of the Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcement of recent developments or new products by the Company or its competitors and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares offered hereby.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         The Company's Certificate of Incorporation (the "Certificate") authorizes 200,000,000 shares of Common Stock, $0.01 par value per share, of which 39,057,626 shares were issued and outstanding as of December 31, 1997, and 1,446,486 were subject to issuance to employees and six nonemployee directors upon exercise of outstanding stock options. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. The Board of Directors presently consists of nine members divided into three classes. The directors of the class elected at each annual meeting of stockholders hold office for a term of three years. Holders of Common Stock are entitled to receive dividends when, as and if declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock, if any. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any Preferred Stock then outstanding. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All currently outstanding Common Stock of the Company is duly authorized, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

         The Certificate authorizes 10,000,000 shares of Preferred Stock, $0.01 par value, none of which were outstanding as of December 31, 1997. The Board of Directors has the authority, without any further vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences, and limitations of such series to the full extent now or hereafter permitted by Florida law. The Company has no present intention to issue Preferred Stock.

ANTI-TAKEOVER PROVISIONS

         Management of the Company currently owns or has the right to acquire approximately 48.9% of the outstanding Common Stock. The provisions regarding the division of the Board of Directors into classes and the ability of the Board of Directors to issue Preferred Stock as described above may make it more difficult for, and may discourage other persons or companies from making a tender offer for, or attempting to acquire, substantial amounts of the Company's Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Common Stock which often result from actual or rumored takeover attempts.

REGISTRAR AND TRANSFER AGENT

         The registrar and transfer agent for the Company's Common Stock is Firstar Trust Company, 615 East Wisconsin Avenue, Fourth Floor, Milwaukee, Wisconsin 53202.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market could adversely affect market prices of the Common Stock and make it more difficult for the Company to sell equity securities in the future at times and prices which it deems appropriate.

         As of December 31, 1997, 39,057,626 shares of Common Stock were issued and outstanding, of which 19,153,657 shares will be freely tradeable (assuming all of the 3,537,882 shares offered hereby and all of the 290,000 shares and 375,000 shares offered for sale by selling shareholders under Registration Statement File Nos. 333-46569 and 333-89513 are sold to nonaffiliates) without restriction or further registration under the Securities Act. The 19,903,969 remaining shares ("Restricted Shares") may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144 under the Securities Act, and then only in compliance with the volume and manner of sale limitations of Rule 144. Approximately 19,236,851 Restricted Shares owned by affiliates and others currently are eligible for sale under Rule 144. The 667,118 remaining Restricted Shares (assuming all of the 3,537,882 shares offered hereby and all of the 290,000 shares and 375,000 shares offered for sale by selling shareholders under Registration Statement File Nos. 333-46569 and 333-89513 are sold to nonaffiliates) will be eligible for sale under Rule 144 at various times throughout the next 12 months.

         In general, under Rule 144 a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an "affiliate" of the Company, and persons who are affiliates of the Company, are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock (approximately 390,576 shares at December 31, 1997) or the average weekly trading volume in the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder (or stockholders whose shares are aggregated) who has not been an affiliate of the Company for at least 90 days and who has beneficially owned the Restricted Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above.


                              SELLING STOCKHOLDERS

         On December 31, 1997, the Company issued 3,537,882 shares of Common Stock to the holders all of the outstanding capital stock (the "Shares") of McQueen International Limited ("McQueen"), a corporation organized and existing under the laws of Scotland. McQueen provides inbound call center support and customer service, software fulfillment and foreign language translation and localization services. The shares were issued in connection with the purchase of the Shares pursuant to an Acquisition Agreement, dated December 31, 1997, among Sykes and the McQueen Shareholders. Under the terms of the Registration Rights Agreement, dated December 31, 1997, entered into among the McQueen Shareholders and the Company in conjunction with the consummation of the acquisition, the Company agreed to file a registration statement under the Securities Act to cover the sale of the Shares issued to the former McQueen Shareholders, and to keep such registration statement effective for a period not to exceed the first anniversary of the issuance of the Common Stock covered by this Prospectus. Accordingly, 3,537,882 shares of Common Stock covered by this Prospectus are being offered for sale by the former McQueen Shareholders.

         The number of shares being offered by the Selling Stockholders are governed by the preexisting agreements between the Selling Stockholders and the Company described above. The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1997, and as adjusted to reflect the assumed sale of all of the shares offered hereby by each Selling Stockholder.

                                                         Shares Beneficially                 Shares Beneficially
                                                             Owned Prior       Number of         Owned After
                                                           to the Offering      Shares         the Offering (1)
                                                        --------------------     Being       -------------------
                                                        Number       Percent    Offered      Number      Percent
                                                        ------       -------    -------      ------      -------
Adobe Incentive Partners, L.P........................    486,676      1.25%      486,676           0          -
Gray, David R. (2)...................................      3,988         *         3,988           0          -
Gray, Mark J. (3)....................................      3,988         *         3,988           0          -
Gray, Michael Maxwell (4)............................  1,224,590      3.14%    1,224,590           0          -
The Michael Maxwell Gray Family Trust (5)............    250,470         *       250,470           0          -
The M. M. Gray 1997 Liferent Trust (6)...............    645,814      1.65%      645,814           0          -
Gray, Patricia Ann (7)...............................     80,355         *        80,355           0          -
Hart, Thomas J. (8)..................................     68,230         *        60,157       8,073          *
T. J. Hart Children Trust (9) .......................     32,290         *        32,290           0          -
T. J. Hart 1997 Liferent Trust (10) .................     57,934         *        57,934           0          -
IBJ Schroder Bank and Trust Company, Trustee
   f/b/o The Rand McNally Earn Out Trust.............    349,213         *       349,213           0          -
McQueen Employee Stock Ownership Trust (11) .........    128,037         *       128,037           0          -
Thaden, James T. (12)................................     94,181         *        86,108       8,073          -
Tripp, Alan Charles MacDonald (13)...................     59,382         *        51,309       8,073          *
The Tripp Family Trust (14)..........................     16,145         *        16,145           0          -
The A. C. M. Tripp 1997 Liferent Trust (15)..........     60,808         *        60,808           0          -
                                                                               ---------

     Total Shares Offered............................                          3,537,882
                                                                               =========

*Less than 1%.

---------------------------------------

(1) The named stockholder has sole voting and investment power with respect to the shares shown as being beneficially owned by it, except as otherwise indicated.
(2) David R. Gray is the adult son of Michael Maxwell Gray, a Director of McQueen. See Footnote (4).
(3) Mark J. Gray is the adult son of Michael Maxwell Gray, a Director of McQueen. See Footnote (4).
(4) The shares represented do not include shares of the Company's Common Stock owned by The Michael Maxwell Gray Family Trust and The M. M. Gray 1997 Liferent Trust, irrevocable trusts for which Michael Maxwell Gray and Patricia Ann Gray, his spouse, serve as trustees. The shares also do not include shares owned by McQueen Employee Share Ownership
         Trust, for which McQueen ESOT Trustees Limited serves as trustee. Michael Maxwell Gray is a trustee of McQueen ESOT Trustees Limited. Further, the shares also do not include shares owned by Patricia Ann Gray, the spouse of Michael Maxwell Gray. Michael Maxwell Gray and Patricia Ann Gray have voting and dispositive power over the shares owned by The Michael Maxwell Gray Family Trust, The M. M. Gray 1997 Liferent Trust, as well as shares owned by each other. Michael Maxwell Gray also shares voting and dispositive power over the shares owned by McQueen Employee Ownership Trust. See Footnotes (5), (6), (7) and
         (11). Michael Maxwell Gray is a Director of McQueen and currently provides executive management services pursuant to a Management Contract with McQueen.
(5) The Michael Maxwell Gray Family Trust is an irrevocable trust. Michael Maxwell Gray and Patricia Ann Gray, his spouse, serve as trustees of the Trust and have voting and dispositive power over the shares owned by the Trust. See Footnotes (4) and (7).
(6) The M. M. Gray 1997 Liferent Trust is an irrevocable trust. Michael Maxwell Gray and Patricia Ann Gray, his spouse, are the trustees of the Trust, and have voting and dispositive power over the shares owned by the Trust. See Footnotes (4) and (7).
(7) Patricia Ann Gray is the spouse of Michael Maxwell Gray, a Director of McQueen. The shares represented do not include shares of the Company's Common Stock owned by The Michael Maxwell Gray Family Trust and The M.
         M. Gray 1997 Liferent Trust, irrevocable trusts for which Patricia Ann Gray and Michael Maxwell Gray, her spouse, serve as trustees. The shares also do not include shares owned by Michael Maxwell Gray, the spouse of Patricia Ann Gray. Patricia Ann Gray and Michael Maxwell Gray have voting and dispositive power over the shares owned by The Michael Maxwell Gray Family Trust, The M. M. Gray 1997 Liferent Trust, as well as shares owned by each other. See Footnotes (4), (5) and (6).
(8) The shares represented include 8,073 shares of Common Stock which Thomas J. Hart has the right to acquire pursuant to currently exercisable stock options at an exercise price of $1.24 per share. The shares represented do not include shares of the Company's Common Stock owned by The T. J. Hart Children Trust and The T. J. Hart 1997 Liferent Trust, an irrevocable trusts for which Thomas J. Hart and Jill Hart, his spouse, serve as trustees. T. J. Hart and Jill Hart have voting and dispositive power over the shares owned by The T. J. Hart Children Trust, The T. J. Hart 1997 Liferent Trust, as well as shares owned individually by Thomas J. Hart. See Footnotes (9) and (10). Thomas J. Hart is employed by the Company as the Managing Director--Call Center Services of McQueen, Limited, a subsidary of McQueen.
(9) The T. J. Hart Children Trust is an irrevocable trust. Thomas J. Hart and Jill Hart, his spouse, serve as trustees of the Trust and have voting and dispositive power over the shares owned by the Trust. See Footnote (8)
(10) The T. J. Hart 1997 Liferent Trust is an irrevocable trust. Thomas J. Hart and Jill Hart, his spouse, are the trustees of the Trust, and have voting and dispositive power over the shares owned by the Trust. See Footnote (8).
(11) Michael Maxwell Gray is a trustee of McQueen ESOT Trustees Limited, the trustee of McQueen Employee Ownership Trust. Michael Maxwell
         Gray shares voting and dispositive power over the shares owned by the McQueen Employee Ownership Trust. See Footnote (4).
(12)     The shares represented include 8,073 shares of Common Stock which James
         T. Thaden has the right to acquire pursuant to currently exercisable stock options at an exercise price of $1.24 per share. James T. Thaden is employed by the Company as Regional Manager--Fulfillment Services.
(13) The shares represented include 8,073 shares of Common Stock which Alan Charles McDonald Tripp has the right to acquire pursuant to currently exercisable stock options at an exercise price of $1.24 per share.
         The shares represented do not include shares of the Company's
         Common Stock owned by The Tripp Family Trust and The A. C. M. Tripp 1997 Liferent Trust, an irrevocable trusts for which Alan Charles McDonald Tripp and Kathryn Margaret Tripp, his spouse, serve as trustees. Alan Charles McDonald Tripp and Kathryn Margaret Tripp have voting and dispositive power over the shares owned by The Tripp Family Trust, The A. C. M. Tripp 1997 Liferent Trust, as well as shares owned individually by Alan Charles McDonald Tripp. See Footnotes (14) and
         (15). Alan Charles McDonald Tripp is employed by the Company as the Managing Director--Manufacturing and Fulfillment Services of McQueen, Limited, a subsidiary of McQueen.
(14) The Tripp Family Trust is an irrevocable trust. Alan Charles McDonald Tripp and Kathryn Margaret Tripp, his spouse, serve as trustees of the Trust and have voting and dispositive power over the shares owned by the Trust. See Footnote (13).
(15) The A. C. M. Tripp 1997 Liferent Trust is an irrevocable trust. Alan Charles McDonald Tripp and Kathryn Margaret Tripp, his spouse, are the trustees of the Trust, and have voting and dispositive power over the shares owned by the Trust. See Footnote (13).


                              PLAN OF DISTRIBUTION

         The distribution of the shares of Common Stock by a Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, or on the NASDAQ National Market System (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Selling Stockholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from a Selling Stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). A Selling Stockholder also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

         In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

         The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Tampa, Florida.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing. The financial statements of McQueen International Limited and subsidiaries for the years ended February 28, 1997 and 1996 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Grant Thornton, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

================================================================================



     NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                                TABLE OF CONTENTS

                                                         PAGE

Available Information.................................    2
Incorporation of Certain Documents
   by Reference.......................................    2
The Offering..........................................    2
The Company...........................................    3
Risk Factors .........................................    5
Use of Proceeds.......................................    9
Description of Capital Stock..........................   10
Shares Eligible for Future Sale.......................   10
Selling Stockholders..................................   11
Plan of Distribution..................................   13
Legal Matters.........................................   14
Experts...............................................   14



================================================================================




================================================================================

                         SYKES ENTERPRISES, INCORPORATED



                                3,537,882 SHARES

                                  COMMON STOCK





                           ---------------------------

                                   PROSPECTUS

                           ---------------------------














                                [April ___, 1998]






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates. The Selling Stockholders will pay any transfer and sales taxes on the shares sold by them in this filing and the fees and expenses of its own counsel.

SEC registration fee.............................................     $ 21,918
Accounting fees and expenses.....................................        5,000*
Legal fees and expenses..........................................       15,000*
Blue Sky fees and expenses (including counsel fees)..............            0*
Printing expenses................................................        1,000*
Transfer agent's and registrar's fees and expenses...............          500*
Miscellaneous expenses...........................................        1,000*
                                                                      --------

     Total.......................................................     $ 44,418*
                                                                      ========


*Estimated.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Bylaws provide that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act.

         Section 607.0850 of the Florida Business Corporation Act (the "Florida Act") sets forth the conditions and limitations governing the indemnification of officers, directors and other persons.

         Reference is made to Article 10 of the Registrant's Bylaws, a copy of which is incorporated herein by reference as Exhibit 3.2, which provides for indemnification of officers and directors of the Registrant to the full extent authorized by the aforesaid section of the Florida Act. Article 10 of the Bylaws also authorizes the Registrant to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the Registrant against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Registrant would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of such article or Florida law. Reference also is made to Article 6 of the Registrant's Articles of Incorporation, [as amended,] a copy of which is incorporated herein by reference as Exhibit 3.1, which limits a director's liability in accordance with the aforesaid section of the Florida Act.

         The Registrant has entered into Indemnification Agreements with its executive officers and directors, a form of which is incorporated herein by reference as Exhibit 10.1. These Indemnification Agreements provide that the executive officers and directors will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any action or proceeding, including any derivative action, on account of their service as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnity will be provided to any director or officer under these agreements on account of conduct which is finally adjudged to be knowingly fraudulent or deliberately dishonest or willful misconduct. In addition, no indemnification will be provided if there is a final adjudication that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, or of any similar

                                      II--1
statutory law, or on account of any compensation paid to a director or officer which is adjudicated to have been in violation of law, and in certain other circumstances.

         The agreements bind the Company to provide indemnification to directors and officers whether or not the Company maintains directors' and officers' liability insurance coverage and regardless of any future changes in the Bylaws, although the agreements require the Company to use reasonable efforts to obtain and maintain such insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         EXHIBIT
         NUMBER                          DESCRIPTION

          4.1     Registration Rights Agreement, dated December 31, 1997, among
                  [DESCRIBE], and Sykes Enterprises, Incorporated (filed herewith)

          5 Opinion of Foley & Lardner as to the legality of the shares of Common Stock being registered (filed herewith)

         23.1 Consent of Foley & Lardner (contained in its opinion filed herewith as Exhibit 5 and incorporated herein by reference)

         23.2     Consent of Coopers & Lybrand L.L.P. (filed herewith)

         23.3     Consent of Grant Thornton (filed herewith)

         24.1     Power of Attorney (found in Part II on Page II-4)

         24.2     Certified Resolutions of the Board of Directors authorizing
                  Power of Attorney (filed herewith)


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                      II--2
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                                      II--3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, and State of Florida, on this 31st day of March, 1998.

                        SYKES ENTERPRISES, INCORPORATED


                        By:/s/ Scott J. Bendert
                           ----------------------------------------------------
                           Scott J. Bendert
                           Sr. Vice President--Finance, Treasurer, and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Scott J. Bendert and John L. Crites, Jr., and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

                    Signature                                         Title                      Date
                    ---------                                         -----                      ----

/s/ John H. Sykes                                  Chairman of the Board, President,        March 31, 1998
-------------------------------------------------  Chief Executive Officer and Director
                  John H. Sykes                    (Principal Executive Officer)

/s/ Scott J. Bendert                               Sr. Vice President--Finance,             March 31, 1998
-------------------------------------------------  Treasurer, and Chief Financial
                Scott J. Bendert                   Officer (Principal Financial and
                                                   Accounting Officer)

/s/ Gordon H. Loetz                                Executive Vice President, Chief          March 31, 1998
-------------------------------------------------  Operating Officer and Director
                 Gordon H. Loetz

/s/ Furman P. Bodenheimer, Jr.                     Director                                 March 31, 1998
-------------------------------------------------
           Furman P. Bodenheimer, Jr.

/s/ John D. Gannett, Jr.                           Director                                 March 31, 1998
-------------------------------------------------
              John D. Gannett, Jr.

/s/ H. Parks Helms                                 Director                                 March 31, 1998
-------------------------------------------------
                 H. Parks Helms

/s/ Ernest J. Milani                               Director                                 March 31, 1998
-------------------------------------------------
                Ernest J. Milani

/s/ Adelaide A. Sink                               Director                                 March 31, 1998
-------------------------------------------------
                Adelaide A. Sink

/s/ R. James Stroker                               Director                                 March 31, 1998
-------------------------------------------------
                R. James Stroker



                                      II--4